EXHIBIT 99.1


                                  NEWS RELEASE

                                                              Company Contacts:
                                      Investors: Frank Hopkins or Chris Paulsen
                                     Media and Public Affairs:   Susan Spratlen
                                                                 (972) 444-9001


                  Pioneer Reports Fourth Quarter 2004 Results,
                            Reaches Record Production

Dallas, Texas, February 8, 2005 -- Pioneer Natural Resources Company (NYSE:PXD) today announced financial and operating results for the quarter and year ended December 31, 2004.

For the fourth quarter of 2004, Pioneer reported net income of $102.0 million, or $.69 per diluted share, an increase of $.21 or 44% per share above the prior year quarter net income of $.48 per diluted share. Cash flow from operations for the fourth quarter was $347.1 million, an increase of 60% compared to $217.0 million for the same period in 2003. The increase in net income and cash flow primarily resulted from a 17% increase in quarter-on-quarter oil and gas production and stronger prices for oil and gas.

Tim Dove, President and COO, stated, "We had a solid quarter as each of our divisions posted strong results, and with the addition of our new Rockies division, we've set a new production record. We expect to continue to add production from our core properties as we step up our development drilling program in 2005 leading to full-year expected production of 70 to 74 million barrels oil equivalent."

Scott Sheffield, Chairman and CEO, continued, "We built significant operational and financial strength during 2004 and have further enhanced our financial flexibility with the $593 million of proceeds we received in January by selling just 20 million barrels of oil equivalent reserves through two volumetric production payments. Adding our expected 2005 cash flow and proceeds from planned Canadian divestitures, we expect to have over $1 billion of cash available during 2005 in excess of our current capital budget. By reaching our debt reduction targets early, we now have the flexibility to aggressively repurchase shares under our new $300 million authorization and have purchased approximately 600,000 shares since the end of January.

"Our 2005 drilling programs in each of our core onshore areas are well underway. In the deepwater Gulf of Mexico, completion operations have resumed at Devils Tower and production is expected to be back on-line this week at Canyon Express. We have an active exploration program planned for the first half of this year and the financial flexibility to fund the development of its success."

For the twelve months ended December 31, 2004, net income was $312.9 million, or $2.46 per diluted share, compared to $410.6 million, or $3.46 per diluted share for the prior year which included the benefit of the Company's reversal of deferred tax valuation allowances in the U.S. Cash flow from operations for 2004 was a record $1.1 billion compared to $763.7 million in 2003. Long-term debt was $2.39 billion at year end, down $364 million from the prior year end, pro forma for the merger with Evergreen. Pioneer repurchased 1.7 million shares during the fourth quarter and 2.8 million shares for the full year.

As previously announced, the Company has changed its method for reporting field fuel, no longer recording it as revenue or expense and not including it in gas sales volumes. Under the new method, fourth quarter oil and gas sales averaged a record 191,451 barrels oil equivalent per day (BOEPD). Fourth quarter oil sales averaged 49,385 barrels per day (BPD) and natural gas liquids sales averaged 21,733 BPD. Gas sales in the fourth quarter averaged 722 million cubic feet per day (MMcfpd). This change in methodology reduced the reported quantity of gas sold for the fourth quarter of 2004 by 38 MMcfpd or 6,398 BOEPD. Fourth quarter oil and gas revenues and field operating expenses were each $21.1 million lower under this method.

Under the new method, 2004 annual oil and gas sales averaged 183,412 BOEPD. Annual oil sales averaged 46,984 BPD, natural gas liquids sales averaged 22,201 BPD and gas sales averaged 685 MMcfpd. This change in methodology reduced the reported quantity of gas sold for 2004 by 26 MMcfpd or 4,374 BOEPD. Annual oil and gas revenues and field operating expenses were each $54.3 million lower under this method.

Because the change reduces both revenue and field operating expenses by the same amount, it does not impact net income, cash flow, EBITDAX (earnings before interest, taxes, depreciation, depletion, amortization, impairment and exploration and abandonment costs) or net asset value. Prior period sales and prices have been adjusted to reflect this change.

Fourth quarter realized prices for oil and natural gas liquids were $35.80 and $30.74 per barrel, respectively. The realized price for gas was $4.45 per thousand cubic feet (Mcf), while North American realized gas prices averaged $5.24 per Mcf. Annual realized prices for oil and natural gas liquids were $31.38 and $25.65 per barrel, respectively. The annual realized price for gas was $4.33 per Mcf, while North American realized gas prices averaged $5.11 per Mcf.

Fourth  quarter  production  costs  averaged  $5.72 per barrel of oil equivalent
(BOE). Exploration and abandonment costs were $28.5 million for the quarter and included $4.5 million of dry hole and abandonments, $16.5 million of geologic and geophysical expenses including seismic costs and $7.5 million of delay rentals and unproved acreage abandonments. Annual 2004 production costs averaged $5.15 per BOE. Exploration and abandonment costs were $181.7 million for 2004 and included $82.8 million of dry hole and abandonments, $82.3 million of geologic and geophysical expenses including seismic costs and $16.6 million of delay rentals and unproved acreage abandonments.

For the same quarter last year, Pioneer reported total oil and gas sales of 163,888 BOEPD, including oil sales of 43,574 BPD, natural gas liquids sales of 22,889 BPD and gas sales of 585 MMcfpd (excluding field fuel volumes). Realized prices for the 2003 fourth quarter were $26.60 per barrel for oil, $19.46 per barrel for natural gas liquids and $3.58 per Mcf for gas, while North American gas prices averaged $4.14 per Mcf.

Full year 2003 total oil and gas sales averaged 151,001 BOEPD, including oil sales of 35,304 BPD, natural gas liquids sales of 22,562 BPD and gas sales of 559 MMcfpd (excluding field fuel volumes). Realized prices for 2003 were $25.59 per barrel for oil, $19.50 per barrel for natural gas liquids and $3.84 per Mcf for gas, while North American gas prices averaged $4.51 per Mcf.

Operations Update

Pioneer is accelerating its 2005 low-risk onshore development program, running 12 onshore rigs in the U.S. and seven rigs in Argentina. Pioneer reported record fourth quarter Argentine gas production as gas demand was strong during the summer season and gas prices continued to improve as anticipated. In Canada, Pioneer is completing its winter development program in British Columbia running two rigs and expects to commence drilling in the Company's coalbed methane play in southern Alberta during the second quarter. Production from Tunisia increased during the fourth quarter as first oil was achieved from the Hawa-2 well in the Adam producing concession in the BEK block, and the Company expects oil production from the Adam-3 well to begin during the first quarter of 2005.

In the deepwater Gulf of Mexico, repairs to the Devils Tower spar were completed ahead of schedule. The rig was placed in service on January 21, 2005 and is in the process of completing the fifth of eight Devils Tower development wells. Production from the Canyon Express gas system was halted on December 3, 2004 due to a leak in the subsea line that delivers methanol used in field operations. The leak is believed to have been caused by a Hurricane Ivan-related incident which weakened the methanol line. The line has been successfully repaired and production from the system is expected to resume this week. Pioneer expects that Canyon Express production will gradually ramp up over the next few weeks as debris is flushed from the line.

First quarter exploration activity is expected to include an appraisal well to the 2004 Thunder Hawk discovery and an exploration well on a Falcon Corridor satellite prospect in the deepwater Gulf of Mexico. In Alaska, as many as three wells are expected to test new exploration targets, and Pioneer plans to shoot seismic over newly acquired acreage. One well is planned in West Africa, and lower-risk exploration and geologic and geophysical work will also continue in Argentina, Canada and Tunisia.

Financial Outlook

The following statements are estimates based on current expectations. These forward-looking statements are subject to a number of risks and uncertainties which may cause the Company's actual results to differ materially from the following statements. The last paragraph of this release addresses certain of the risks and uncertainties to which the Company is subject.

First quarter 2005 production is expected to average 175,000 to 190,000 BOEPD excluding field fuel. This range is lower than the fourth quarter average reflecting the VPP volumes sold, more days of downtime and a gradual ramp up for the Canyon Express system, the timing of oil cargo shipments in Tunisia and South Africa which were high during the fourth quarter, and the typical seasonal decline in gas demand during Argentina's summer season.

First quarter production costs (including production and ad valorem taxes) are expected to average $6.00 to $6.50 per BOE based on current NYMEX strip prices for oil and gas. The increase over the prior quarter is a result of the retention of operating costs related to the VPP volumes sold, an increase in ad valorem taxes and additional workovers planned during the Canadian winter drilling season. Production costs are expected to decline in the second quarter of 2005 as lower-cost volumes resume from the deepwater Gulf of Mexico and workovers return to more normal levels. Depreciation, depletion and amortization expense is expected to average $8.75 to $9.25 per BOE.

Total exploration and abandonment expense is expected to be $80 million to $110 million. As indicated in the operations update above, several exploration wells and significant seismic investments are planned during the quarter, front-end loading the exploration program for the year. General and administrative expense is expected to be $24 million to $26 million. Interest expense is expected to be $33 million to $36 million, and accretion of discount on asset retirement obligations is expected to be approximately $2 million to $3 million.

The Company's effective income tax rate is expected to range from 36% to 39% based on current capital spending plans, including cash income taxes of $5 million to $10 million that are principally related to Argentine and Tunisian income taxes and nominal alternative minimum tax in the U.S. Other than in Argentina and Tunisia, the Company continues to benefit from the carryforward of net operating losses and other positive tax attributes.

The Company's financial results and oil and gas hedges are outlined on the attached schedules.

Earnings Conference Call

This morning at 10:00 a.m. Eastern, Pioneer will discuss its fourth quarter financial and operating results with an accompanying presentation. The call will be webcast on Pioneer's website, www.pioneernrc.com. At the website, select 'INVESTOR' at the top of the page. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. Or you may choose to dial (800) 231-9012 (confirmation code: 261674) to listen to the call by telephone and view the accompanying visual presentation at the website above. A telephone replay will be available by dialing (888) 203-1112 (confirmation code:
261674).

Pioneer is a large independent oil and gas exploration and production company with operations in the United States, Argentina, Canada, Equatorial Guinea, South Africa and Tunisia. Pioneer's headquarters are in Dallas. For more information, visit Pioneer's website at www.pioneernrc.com.

Except for historical information contained herein, the statements in this News Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, government regulation or action, international operations and associated international political and economic instability, litigation, the costs and results of drilling and operations, Pioneer's ability to replace reserves, implement its business plans, or complete its development projects as scheduled, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data, environmental and weather risks, acts of war or terrorism. These and other risks are described in Pioneer's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.

                        PIONEER NATURAL RESOURCES COMPANY
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                           December 31,    December 31,
                                                               2004            2003
                                                           -----------     -----------
                                                           (Unaudited)
ASSETS
Current assets:
  Cash and cash equivalents                                $     7,257     $    19,299
  Accounts receivable, net                                     210,279         111,480
  Inventories                                                   40,332          17,509
  Prepaid expenses                                              10,822          11,083
  Deferred income taxes                                         33,980          40,514
  Other current assets, net                                      9,529           5,230
                                                            ----------      ----------
       Total current assets                                    312,199         205,115
                                                            ----------      ----------
Property, plant and equipment, at cost:
  Oil and gas properties, using the successful efforts
     method of accounting                                    8,124,616       5,163,383
  Accumulated depletion, depreciation and amortization      (2,243,549)     (1,676,136)
                                                            ----------      ----------
       Total property, plant and equipment                   5,881,067       3,487,247
                                                            ----------      ----------
Deferred income taxes                                            2,963         192,344
Goodwill                                                       315,880             -
Other assets, net                                              135,132          66,866
                                                            ----------      ----------
                                                           $ 6,647,241     $ 3,951,572
                                                            ==========      ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                         $   216,051     $   186,418
  Interest payable                                              45,735          37,034
  Income taxes payable                                          13,520           5,928
  Other current liabilities                                    269,153         200,372
                                                            ----------      ----------
       Total current liabilities                               544,459         429,752
                                                            ----------      ----------
Long-term debt                                               2,385,950       1,555,461
Deferred income taxes                                          526,189          12,121
Other liabilities                                              358,863         194,466
Stockholders' equity                                         2,831,780       1,759,772
                                                            ----------      ----------
                                                           $ 6,647,241     $ 3,951,572
                                                            ==========      ==========


                        PIONEER NATURAL RESOURCES COMPANY
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except for per share data)

                                                  Three months ended                Year ended
                                                      December 31,                 December 31,
                                                -----------------------     -------------------------
                                                   2004          2003          2004            2003
                                                ---------     ---------     ----------     ----------
                                               (Unaudited)   (Unaudited)   (Unaudited)
Revenues and other income:
   Oil and gas                                  $ 519,481     $ 340,153     $1,832,663     $1,273,871
   Interest and other                               9,517         7,971         14,074         12,292
   Gain (loss) on disposition of assets, net           69          (320)            39          1,256
                                                 --------      --------      ---------      ---------
                                                  529,067       347,804      1,846,776      1,287,419
                                                 --------      --------      ---------      ---------
Costs and expenses:
   Oil and gas production                         100,690        69,270        345,504        254,750
   Depletion, depreciation and amortization       155,634       116,698        574,874        390,840
   Impairment of oil and gas properties             4,859           -           39,684            -
   Exploration and abandonments                    28,535        25,330        181,689        132,760
   General and administrative                      25,520        16,213         80,528         60,545
   Accretion of discount on asset retirement
      obligations                                   2,198         1,384          8,210          5,040
   Interest                                        35,582        21,862        103,387         91,388
   Other                                           22,705         9,115         33,687         21,320
                                                 --------      --------      ---------      ---------
                                                  375,723       259,872      1,367,563        956,643
                                                 --------      --------      ---------      ---------
Income before income taxes and cumulative
   effect of change in accounting principle       153,344        87,932        479,213        330,776
Income tax benefit (provision)                    (51,296)      (30,558)      (166,359)        64,403
                                                 --------      --------      ---------      ---------
Income before cumulative effect of
   change in accounting principle                 102,048        57,374        312,854        395,179
Cumulative effect of change in accounting
   principle, net of tax                              -             -              -           15,413
                                                 --------      --------      ---------      ---------
Net income                                      $ 102,048     $  57,374     $  312,854     $  410,592
                                                 ========      ========      =========      =========
Basic earnings per share:
   Income before cumulative effect
       of change in accounting principle        $     .71     $     .49     $     2.50     $     3.37
   Cumulative effect of change in accounting
       principle, net of tax                          -             -             -               .13
                                                 --------      --------      ---------      ---------
   Net income                                   $     .71     $     .49     $     2.50     $     3.50
                                                 ========      ========      =========      =========
Diluted earnings per share:
   Income before cumulative effect
       of change in accounting principle        $     .69     $     .48     $     2.46     $     3.33
   Cumulative effect of change in accounting
       principle, net of tax                          -             -             -               .13
                                                 --------      --------      ---------      ---------
   Net income                                   $     .69     $     .48     $     2.46     $     3.46
                                                 ========      ========      =========      =========
Weighted average shares outstanding:
   Basic                                          144,249       117,763        125,156        117,185
                                                 ========      ========      =========      =========
   Diluted                                        148,840       119,199        127,488        118,513
                                                 ========      ========      =========      =========

                        PIONEER NATURAL RESOURCES COMPANY
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                        Three months ended               Year ended
                                                            December 31,                December 31,
                                                     ------------------------     -------------------------
                                                        2004          2003           2004          2003
                                                     ----------    ----------     -----------    ----------
                                                     (Unaudited)   (Unaudited)    (Unaudited)
Cash flows from operating activities:
   Net income                                        $  102,048    $   57,374     $   312,854    $  410,592
   Depletion, depreciation and amortization             155,634       116,698         574,874       390,840
   Impairment of oil and gas properties                   4,859           -            39,684           -
   Exploration expenses, including dry holes             20,497        14,486         146,833        97,690
   Deferred income taxes                                 45,268        28,350         141,143       (75,588)
   Loss (gain) on disposition of assets, net                (69)          320             (39)       (1,256)
   Accretion of discount on asset retirement
      obligations                                         2,198         1,384           8,210         5,040
   Interest related amortization                            249        (6,650)        (12,208)      (20,610)
   Commodity hedge related amortization                 (11,258)      (17,697)        (45,102)      (71,816)
   Cumulative effect of change in accounting
      principle, net of tax                                 -             -               -         (15,413)
   Amortization of stock based compensation               4,709         1,108          12,503         5,429
   Other noncash items                                   10,421           707          16,913         4,966
   Changes in operating assets and liabilities, net
     of effects from acquisitions:
      Accounts receivable, net                          (28,286)      (14,270)        (73,376)      (10,983)
      Inventories                                        (4,273)        1,161         (14,025)       (7,734)
      Prepaid expenses                                    3,008         2,806             974        (5,598)
      Other current assets, net                            (875)        2,674             262          (602)
      Accounts payable                                   27,952        29,652             179        58,603
      Interest payable                                   19,973        (1,005)          5,533          (424)
      Income taxes payable                                  377         2,012           3,372         5,928
      Other current liabilities                          (5,358)       (2,107)        (14,037)       (5,385)
                                                      ---------     ---------      ----------     ---------
Net cash provided by operating activities               347,074       217,003       1,104,547       763,679
Net cash used in investing activities                  (191,231)     (167,151)     (1,531,521)     (662,300)
Net cash provided by (used in) financing activities    (151,947)      (43,079)        414,258       (91,720)
                                                      ---------     ---------      ----------     ---------
Net increase (decrease) in cash and cash equivalents      3,896         6,773         (12,716)        9,659
Effect of exchange rate changes on cash
   and cash equivalents                                     412          (125)            674         1,150
Cash and cash equivalents, beginning
   of period                                              2,949        12,651          19,299         8,490
                                                      ---------     ---------      ----------     ---------
Cash and cash equivalents, end of period             $    7,257    $   19,299     $     7,257    $   19,299
                                                      =========     =========      ==========     =========


                        PIONEER NATURAL RESOURCES COMPANY
                        SUMMARY PRODUCTION AND PRICE DATA
                                   (Unaudited)

                                                    Three months ended             Year ended
                                                        December 31,              December 31,
                                                  -----------------------    ----------------------
                                                     2004         2003          2004         2003
                                                  ---------     ---------    ---------    ---------
Average Daily Production:
   Oil (Bbls) -                       U.S.           27,733        25,704       26,637       24,525
                                      Argentina       7,662        10,132        8,534        8,687
                                      Canada            256            90          137          111
                                      Africa         13,734         7,648       11,676        1,981
                                                  ---------     ---------    ---------    ---------
                                      Total          49,385        43,574       46,984       35,304

   Natural gas liquids (Bbls) -       U.S.           19,348        20,871       19,738       20,338
                                      Argentina       1,537         1,115        1,546        1,318
                                      Canada            848           903          917          906
                                                  ---------     ---------    ---------    ---------
                                      Total          21,733        22,889       22,201       22,562

   Gas (Mcf) -                        U.S.          546,460       453,458      521,839      423,013
                                      Argentina     128,247        91,791      121,654       94,128
                                      Canada         47,291        39,299       41,867       41,669
                                                  ---------     ---------    ---------    ---------
                                      Total         721,998       584,548      685,360      558,810

Total Production:
   Oil (MBbls)                                        4,543         4,009       17,196       12,886
   Natural gas liquids (MBbls)                        1,999         2,106        8,126        8,235
   Gas (MMcf)                                        66,424        53,778      250,842      203,966
   Total equivalent barrels (MBOE)                   17,614        15,078       67,129       55,115

Average Reported Prices (a):
   Oil (per Bbl) -                    U.S.        $   32.41     $   25.78    $   29.41    $   25.25
                                      Argentina   $   31.87     $   26.37    $   28.06    $   25.62
                                      Canada      $   52.84     $   30.74    $   44.83    $   29.10
                                      Africa      $   44.54     $   29.59    $   38.12    $   29.52
                                      Worldwide   $   35.80     $   26.60    $   31.38    $   25.59

   Natural gas liquids (per Bbl) -    U.S.        $   30.27     $   19.21    $   25.07    $   19.04
                                      Argentina   $   33.49     $   22.81    $   29.91    $   22.85
                                      Canada      $   36.47     $   20.94    $   30.87    $   24.80
                                      Worldwide   $   30.74     $   19.46    $   25.65    $   19.50

   Gas (per Mcf) -                    U.S.        $    5.23     $    4.10    $    5.15    $    4.47
                                      Argentina   $     .77     $     .56    $     .66    $     .56
                                      Canada      $    5.33     $    4.60    $    4.64    $    4.93
                                      Worldwide   $    4.45     $    3.58    $    4.33    $    3.84

---------------
(a) Average prices include the results of hedging activities.

                        PIONEER NATURAL RESOURCES COMPANY
                    SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
                                 (in thousands)
                                   (Unaudited)

     EBITDAX and discretionary cash flow ("DCF") (as defined below) are presented herein, and reconciled to the generally accepted accounting principle ("GAAP") measures of net income and net cash provided by operating activities because of their wide acceptance by the investment community as financial indicators of a company's ability to internally fund exploration and development activities and to service or incur debt. The Company also views the non-GAAP measures of EBITDAX and DCF as useful tools for comparisons of the Company's financial indicators with those of peer companies that follow the full cost method of accounting. EBITDAX and DCF should not be considered as alternatives to net income or net cash provided by operating activities, as defined by GAAP.

                                                    Three months ended              Year ended
                                                       December 31,                December 31,
                                                  ----------------------    ------------------------
                                                     2004        2003          2004           2003
                                                  ---------    ---------    ----------    ----------

Net income                                        $ 102,048    $  57,374    $  312,854    $  410,592
Depletion, depreciation and amortization            155,634      116,698       574,874       390,840
Impairment of oil and gas properties                  4,859          -          39,684           -
Exploration and abandonments                         28,535       25,330       181,689       132,760
Accretion of discount on asset retirement
  obligations                                         2,198        1,384         8,210         5,040
Interest expense                                     35,582       21,862       103,387        91,388
Income tax provision (benefit)                       51,296       30,558       166,359       (64,403)
Loss (gain) on disposition of assets, net               (69)         320           (39)       (1,256)
Commodity hedge related amortization                (11,258)     (17,697)      (45,102)      (71,816)
Cumulative effect of change in accounting
   principle, net of tax                                -            -             -         (15,413)
Amortization of stock-based compensation              4,709        1,108        12,503         5,429
Other noncash items                                  10,421          707        16,913         4,966
                                                   --------     --------     ---------     ---------
    EBITDAX (a)                                     383,955      237,644     1,371,332       888,127

Less:  Cash interest expense                        (35,333)     (28,512)     (115,595)     (111,998)
       Current income taxes                          (6,028)      (2,208)      (25,216)      (11,185)
                                                   --------     --------     ---------     ---------
    Discretionary cash flow (b)                     342,594      206,924     1,230,521       764,944

Less:  Cash exploration expense                      (8,038)     (10,844)      (34,856)      (35,070)
       Changes in operating assets and liabilities   12,518       20,923       (91,118)       33,805
                                                   --------    ---------    ----------     ---------
    Net cash provided by operating activities     $ 347,074    $ 217,003    $1,104,547    $  763,679
                                                   ========     ========     =========     =========

-------------
(a) "EBITDAX" represents earnings before depletion, depreciation and amortization expense; impairment of oil and gas properties; exploration and abandonments; accretion of discount on asset retirement obligations; interest expense; income taxes; gain or loss on the disposition of assets; commodity hedge related amortization; cumulative effect of change in accounting principle, net of tax; amortization of stock-based compensation; and other noncash items.
(b) Discretionary cash flow equals cash flows from operating activities before changes in operating assets and liabilities and before cash exploration expense.

                        PIONEER NATURAL RESOURCES COMPANY
                            SUPPLEMENTAL INFORMATION
                             As of February 7, 2005


                         Open Commodity Hedge Positions
                         ------------------------------

                                                                 2005
                                          ----------------------------------------------------
                                           First     Second      Third     Fourth
                                          Quarter    Quarter    Quarter    Quarter      Year       2006       2007       2008
                                          --------   --------   --------   --------   --------   --------   --------   --------
Average Daily Oil Production Hedged:
     Swap Contracts:
     Volume (Bbl)                           27,000     27,000     27,000     27,000     27,000     10,000     13,000     17,000
     NYMEX price (per Bbl)                $  27.97   $  27.97   $  27.97   $  27.97   $  27.97   $  31.69   $  30.89   $  29.21
     Collar Contracts:
     Volume (Bbl)                              -          -          -          -          -        3,500        -          -
     NYMEX price (per Bbl):
       Ceiling                            $    -     $    -     $    -      $   -     $    -     $  41.95   $    -     $    -
       Floor                              $    -     $    -     $    -      $   -     $    -     $  35.00   $    -     $    -

Average Daily Gas Production Hedged:
     Swap Contracts:
     Volume (MMBtu)                        290,000    280,000    280,000    250,000    274,904     70,000     25,000      5,000
     NYMEX price (per MMBtu) (a)          $   5.30   $   5.15 $     5.15   $   5.15   $   5.20   $   4.25   $   3.95   $   5.40
     Collar Contracts:
     Volume (MMBtu)                            -          -          -          -          -        5,000        -          -
     NYMEX price (per MMBtu):
       Ceiling                            $    -     $    -     $    -      $   -     $    -     $   7.15   $    -     $    -
       Floor                              $    -     $    -     $    -      $   -     $    -     $   5.25   $    -     $    -

  --------------
  (a)Approximate, based on historical differentials to index prices.


         Amortization of Volumetric Production Payment Deferred Revenue
         --------------------------------------------------------------
                                 (in thousands)

                                                        2005
                                ----------------------------------------------------
                                 First     Second      Third     Fourth
                                Quarter    Quarter    Quarter    Quarter      Year       2006     Thereafter     Total
                                --------   --------   --------   --------   --------   --------   ----------   ---------

Oil revenue                     $    -     $    -     $    -     $    -     $    -     $ 57,608    $ 259,606   $ 317,214
Gas revenue                       11,107     17,132     17,320     17,320     62,879     53,725      158,634     275,238
                                 -------    -------    -------    -------    -------    -------     --------    --------

   Total deferred revenue (a)   $ 11,107   $ 17,132   $ 17,320   $ 17,320   $ 62,879   $111,333    $ 418,240   $ 592,452
                                 =======    =======    =======    =======    =======    =======     ========    ========

  --------------
(a) Deferred revenue will be amortized as increases to oil and gas revenues during the indicated future periods. These amounts reflect the net impact of deferred revenue amortization and associated commodity derivative amortization from other comprehensive income to oil and gas revenues.